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                     May 9, 2022

       David J. Arthur
       Chief Executive Officer
       Salarius Pharmaceuticals, Inc.
       2450 Holcombe Blvd., Suite X
       Houston, TX 77021

                                                        Re: Salarius
Pharmaceuticals, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 25,
2022
                                                            File No. 001-36812

       Dear Mr. Arthur:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences